UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 30, 2012

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-32085	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 506-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2012, Allscripts Healthcare Solutions, Inc. (the “Company”) established an incentive program for a group of ten of its executives (the “Program”). The Program will be administered by the Company’s Compensation Committee. The Company’s Chief Executive Officer will not participate in the Program.

The awards under the Program are comprised of a potential cash payment and an award of restricted stock units under the Company’s 2011 Stock Incentive Plan. The potential cash payment is contingent upon the Company meeting a non-GAAP earnings per share performance target during the period from June 1, 2012 through December 31, 2012. If earned, the cash payments will be made after December 31, 2012. Each participant’s target amount for the cash payment equals 75% of the executive’s standard annual bonus target, with potential payment ranging from 10% under the target amount to 10% over the target amount in direct correlation to threshold performance of 90% of the performance target to performance that reaches or exceeds 110% over the performance target. Payment at target for the ten participants ranges from $112,500 to $450,000, with the Company’s President and the Company’s Executive Vice President, Culture and Talent having a target of $450,000 and $337,500 respectively. If performance does not reach at least 90% of the performance target, then no cash payment will be made under the Program.

The restricted stock unit awards will vest over three years in equal annual tranches. The grant-date value of the restricted stock unit awards to the ten participants range from $900,000 to $250,000, with the Company’s President and the Company’s Executive Vice President, Culture and Talent each receiving an award with a grant-date value of $750,000. Per the terms of the awards, upon a termination without Cause, the next tranche of restricted stock units will vest to the participant, provided, however, that if the participant has an employment agreement that provides for more generous vesting upon a termination without Cause, then the terms of the employment agreement will govern.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date: June 5, 2012	By:	/s/ Lee Shapiro
Lee Shapiro
President